Exhibit 99.1

VIRTUAL RADIOLOGICTM	p 952.392.1100 f 952.942.3361 www.virtualrad.com 5995 Opus Parkway, Suite 200 Minneapolis, MN 55343

NEWS RELEASE

Contacts

John Waelti | Investors & Media

(952) 392-1196

Virtual Radiologic Names Leonard Purkis as Chief Financial Officer

MINNEAPOLIS, Minn., April 8, 2008 – Virtual Radiologic Corp. (NASDAQ:VRAD), a leading national provider of teleradiology services, today announced the appointment of Leonard Purkis as the company’s Chief Financial Officer (CFO), effective April 14, 2008.  Purkis will succeed Mark Marlow, who is leaving Virtual Radiologic to pursue new opportunities, but will remain with the company through May 14, 2008 to ensure a smooth transition.

Purkis, 59, was recruited out of retirement to join Virtual Radiologic, and has extensive experience managing high-growth, technology-enabled companies.  He previously served as Chief Financial Officer of E*TRADE Financial from 1998 to the end of 2003, overseeing revenue growth from $360 million to $1.5 billion, and acquisitions totaling $3 billion.  Before joining E*TRADE, Purkis was Chief Financial Officer of Iomega Corp. from 1995 to 1998.  The Zip drive was launched during his tenure, which drove Iomega revenue growth from $140 million to $1.7 billion.  Before joining Iomega, Purkis spent 12 years in senior management roles with General Electric’s Capital, Lighting and Plastics businesses in both the United States and Europe.

“We are pleased to appoint a CFO of Len’s stature to lead our finance team,” said Sean Casey, Chief Executive Officer of Virtual Radiologic.  “Len is widely respected in the investment community, and brings deep financial expertise and broad-reaching public company experience to Virtual Radiologic. Len will be a valuable addition to our management team.”

“Virtual Radiologic’s distributed business model has positioned the company for tremendous growth,” said Purkis. “I am excited to join an experienced and motivated management team and to take on a significant role in the company’s future strategic development.”

Mark Marlow joined Virtual Radiologic in 2003 and oversaw Virtual Radiologic’s rapid financial growth, including an increase in annual revenue from $5.9 million in 2003 to $86.2 million in 2007.  “When I joined Virtual Radiologic, my goal was to take this exciting growth story to the public markets within five years,” said Marlow.  “I’m proud of what we accomplished, and with a successful IPO behind us, I’ve decided to pursue similar new challenges.”

Added Casey, “It’s been a pleasure working with Mark, and I’m personally grateful for his many contributions.  Guiding young, growing companies through the early capitalization process is Mark’s passion, and we’re fortunate to have benefited from his expertise.  He has assembled a talented team in our finance group and leaves Virtual Radiologic well-positioned for future growth.

We anticipate a seamless transition and look forward to Len’s financial leadership.”

Purkis is a Fellow Member of the Institute of Chartered Accountants in England and Wales, and became a U.S. citizen in 2000.

About Virtual Radiologic

Virtual Radiologic Corporation (www.virtualrad.com) provides teleradiology solutions to radiology practices and medical centers throughout the United States.  Utilizing market-leading, proprietary workflow technology, Virtual Radiologic physicians perform preliminary and final read interpretations for emergent and non-emergent needs — day or night, 365 days a year.  Virtual Radiologic’s American Board of Radiology-certified radiologists are collectively licensed in all 50 states.  Virtual Radiologic is Joint Commission-certified and serves hundreds of clients supporting more than 800 medical facilities.